UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*


Coachmen Industries, Inc.
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(Name of Issuer)

Common Stock
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(Title of Class of Securities)

189873102
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(CUSIP Number)

April 18, 2007
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(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/ Rule 13d-1(b)
/  / Rule 13d-1(c)
/  / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934
("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND
TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT
REQUIRED TO RESPOND UNLESS THE
FORM DISPLAYS A CURRENTLY VALID
OMB CONTROL NUMBER.



CUSIP No. 189873102

(1) Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Commonwealth of Pennsylvania
Public School Employees Retirement System
23-1739115
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(2) Check the Appropriate Box if a Member  (a)  / /
of a Group (See Instructions)              (b)  / /

Not applicable
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(3) SEC Use Only

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(4) Citizenship or Place of Organization

Commonwealth of Pennsylvania
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Number of Shares       (5) Sole Voting Power
Beneficially                 829,600
Owned by                   ----------------------------------------
Each Reporting           (6) Shared Voting Power
Person With:               Not Applicable
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(7) Sole Dispositive Power
829,600
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(8) Shared Dispositive Power
Not Applicable
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(9) Aggregate Amount Beneficially Owned by
Each Reporting Person
829,600
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(10) Check if the Aggregate Amount in Row (9)
Excludes Certain Shares (See Instructions)     / /
Not applicable
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(11) Percent of Class Represented by Amount in
Row (9)
5.25%
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(12) Type of Reporting Person (See Instructions)
EP
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ITEM 1.

(a) Name of Issuer

Coachmen Industries, Inc.

(b) Address of Issuer's Principal Executive Offices

423 North Main Street
P.O. Box 30
Middlebury, Indiana  46540


ITEM 2.

(a) Name of Person Filing

Commonwealth of Pennsylvania
Public School Employees Retirement System

(b) Address of Principal Business Office or, if none, Residence

5 North 5th Street
Harrisburg, Pennsylvania  17101

(c) Citizenship

Commonwealth of Pennsylvania

(d) Title of Class of Securities

Common Stock

(e) CUSIP Number

189873102


ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT
TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c),
CHECK WHETHER THE PERSON FILING IS A:

(a) 	/ / Broker or dealer registered under section 15 of
the Act (15 U.S.C. 78o).

(b) 	/ / Bank as defined in section 3(a)(6) of the Act
(15 U.S.C. 78c).

(c) 	/ / Insurance company as defined in section 3(a)(19)
of the Act (15 U.S.C. 78c).

(d) 	/ / Investment company registered under section 8
of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) 	/ / An investment adviser in accordance with section
 240.13d-1(b)(1)(ii)(E).

(f) 	/X/ An employee benefit plan or endowment fund
in accordance with section 240.13d-1(b)(1)(ii)(F).

(g) 	/ / A parent holding company or control person in
accordance with section 240.13d-1(b)(1)(ii)(G).

(h) 	/ / A savings association as defined in section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) 	/ / A church plan that is excluded from the definition
of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) 	/ / Group, in accordance with section 240.13d-
1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP

Provide the following information regarding the Aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned:

829,600

(b) Percent of class:

5.25%

(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote
829,600
(ii) Shared power to vote or to direct the vote
Not applicable
(ii) 	Sole power to dispose or to direct the
disposition of
829,600
(iii) 	Shared power to dispose or to direct the
disposition of
Not applicable


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR
LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE
PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable


ITEM 7.  IDENTIFICATION AND CLASSIFICATION
OF THE SUBSIDIARY WHICH ACQUIRED THE
SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

Not applicable


ITEM 8.  IDENTIFICATION AND CLASSIFICATION
OF MEMBERS OF THE GROUP

Not applicable


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable


ITEM 10. CERTIFICATION

(a) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b) The following certification shall be included if the statement is filed pursuant to section 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

02/11/2009
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Date

/s/ Alan H. Van Noord
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Signature

Alan H. Van Noord/Chief Investment Officer
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Name/Title